Exhibit 10.1

[FORM OF STOCK APPRECIATION RIGHT AWARD AGREEMENT

(TIME VESTED AND DOUBLE TRIGGER)]

STOCK APPRECIATION RIGHT AWARD AGREEMENT UNDER THE DREAMWORKS ANIMATION SKG, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of «Month» «Day», «Year», between DreamWorks Animation SKG, Inc. (the “Company”), a Delaware corporation, and «First» «Last».

This Stock Appreciation Right Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an award (the “Award”) of stock appreciation rights (“SARs”) that are granted to you under the DreamWorks Animation SKG, Inc. 2008 Omnibus Incentive Compensation Plan (the “Plan”). The number of SARs subject to this Award is «SARs», at a price per Share of $«Exercise_Price» (the “Exercise Price”), the closing per-Share sales price (as reported by the New York Stock Exchange) on the date hereof. A SAR constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, whole shares of the Company’s Class A Common Stock, $0.01 par value (a “Share”), at the time such SAR is exercised, as provided herein, equal in value to the excess, if any, of the Fair Market Value (as defined in the Plan) per Share over the Exercise Price per Share of the SAR. Fractional Shares will not be delivered and the number of Shares to be delivered upon any exercise by you of SARs subject to this Award shall be rounded down to the nearest whole Share. Until such delivery, you shall have only the rights of a general unsecured creditor and no rights as a stockholder of the Company.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10. BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern. In the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and the Company or any of its Affiliates (an “Employment Agreement”), the terms of your Employment Agreement will govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Cause” (a) shall have the meaning set forth in your Employment Agreement or (b) if there is no definition set forth in your Employment Agreement or if you do not have an Employment Agreement, shall mean the occurrence of any of the following events:

(i) your fraud, misappropriation, embezzlement or misuse of funds or property belonging to the Company;

(ii) your failure, following notice from the Company, to substantially perform your duties to the Company (other than as a result of incapacity due to physical or mental illness);

(iii) your conviction of, or entry of a plea of guilty or nolo contendre to, a felony or a crime involving moral turpitude;

(iv) any willful act, or failure to act, by you in bad faith to the material detriment of the Company; or

(v) your material non-compliance with established Company policies and guidelines (after which you have been informed in writing of such policies and guidelines and you have failed to cure such non-compliance).

“Change of Control” (a) shall have the meaning set forth in your Employment Agreement or (b) if there is no definition set forth in your Employment Agreement, shall have the meaning set forth in the Plan.

“Exercisability Date” means the date on which you become entitled to exercise all or a portion of the SARs subject to this Award Agreement, as provided in Section 3(a) or 3(b) of this Award Agreement.

“Good Reason” (a) shall have the meaning set forth in your Employment Agreement or (b) if there is no definition set forth in your Employment Agreement or if you do not have an Employment Agreement, shall mean the occurrence of either of the following events:

(i) a change of your principal place of employment to a location more than 50 miles from your principal place of employment immediately prior to the change; or

(ii) a reduction of more than 10% in your annual base salary, other than a reduction that is consistent and proportional with an overall reduction in the base salaries of all similarly situated employees of the Company.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

SECTION 3. Vesting and Exercise. (a) Regularly Scheduled Exercisability. (i) On each Exercisability Date set forth below, you will become entitled to exercise the number of SARs that corresponds to such Exercisability Date, as specified in the chart below, provided that you must be actively employed by the Company or an Affiliate on the relevant Exercisability Date, except (A) as otherwise determined by the Committee in its sole discretion, (B) as set forth in Section 3(a)(ii) or (iii) below or (C) as otherwise provided in your Employment Agreement.

Exercisability Date	Aggregate Percentage Exercisable	Aggregate Number of SARs Exercisable
«Exercisability_Date_1»	25	«SAR1»
«Exercisability_Date_2»	50	«SAR2»
«Exercisability_Date_3»	75	«SAR3»
«Exercisability_Date_4»	100	«SAR4»

(ii) In the event that you commence an unpaid leave of absence in accordance with the Company’s policies as in effect from time to time, your SARs will remain outstanding pursuant to the terms of this Section 3(a)(ii). Solely for purposes of this Award Agreement, your employment with the Company and its Affiliates will be deemed to continue until the six-month anniversary of the date that your unpaid leave of absence began (such six-month anniversary, the “Final Return Date”). Therefore, any SARs that are outstanding and unexercisable on the date your unpaid leave of absence began will remain outstanding, subject to the final sentence of Section 3(d), until the Final Return Date and, if an Exercisability Date occurs during that period, will become exercisable on the relevant Exercisability Date. If you return to active employment prior to the Final Return Date, subject to the final sentence of Section 3(d), your SARs will remain outstanding following that date in accordance with their terms. In the event that you do not return to active employment with the Company or its Affiliates prior to the Final Return Date, for purposes of the Award Agreement, your employment will be deemed to terminate on the Final Return Date, and except as set forth in your Employment Agreement or as otherwise determined by the Committee in its discretion, (A) your rights with respect to any SARs that have not yet become exercisable as of the Final Retention Date will immediately terminate upon such date, and you will be entitled to no further payments or benefits with respect thereto, and (B) your rights to exercise any SARs that became exercisable prior to the Final Return Date will be governed by Section 3(d) below.

(iii) In the event that your employment with the Company is subject to an Employment Agreement, and prior to the expiration or termination of such Employment Agreement, the Company determines that you shall no longer be required to perform services for the Company or its Affiliates as specified in your Employment Agreement even though your Employment Agreement will remain in effect until its scheduled expiration date, then provided that you continue to comply with the terms of your Employment Agreement, solely for purposes of Sections 3 and 4 of this Award Agreement, you will be deemed to remain employed until the scheduled expiration date of your Employment Agreement. Upon expiration of your Employment Agreement, your employment with the Company and its Affiliates will be deemed to terminate for purposes of Sections 3 and 4 of this Award Agreement and, in connection therewith, (A) your rights with respect to any SARs that have not yet become exercisable will immediately terminate, and you will be entitled to no further payments or benefits with respect thereto, and (B) your rights to exercise any SARs that became exercisable prior to expiration will be governed by Section 3(d) below. For the avoidance of doubt, in no event will the scheduled expiration of your Employment Agreement be deemed to be a termination of your employment without Cause or for Good Reason for purposes of Section 3(b) of this Award Agreement.

(b) Exercisability following a Change of Control. Subject to the last sentence of this Section 3(b) and to the procedures set forth herein, if, during the one-year period following a Change of Control, your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, any then-unexercisable SARs shall become immediately exercisable. In such event, the date of such termination of your employment shall be considered an Exercisability Date hereunder. Notwithstanding any provision of this Award Agreement to the contrary, you will not be entitled to terminate your employment for Good Reason for purposes of this Award Agreement as the result of any event specified in clause (i) or (ii) of the definition of Good Reason unless, within ninety (90) days following the occurrence of such event, you give the Company written notice of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event. The Company shall have thirty (30) days from the receipt of such notice within which to cure (such period, the “Cure Period”). If, during the Cure Period, such event is remedied, then you will not be permitted to terminate your employment for Good Reason as a result of such event. If, at the end of the Cure Period, the event that constitutes Good Reason has not been remedied, you will be entitled to terminate your employment for Good Reason during the sixty (60) day period that follows the end of the Cure Period. Notwithstanding the foregoing, in the event that your Employment Agreement specifically provides for vesting and/or exercisability of any SARs upon or following a Change of Control, the terms of your Employment Agreement will govern.

(c) Change of Control under the Plan. For the avoidance of doubt, pursuant to Section 8 of the Plan, in the event of a Change of Control, unless provision is made in connection with such Change of Control for (i) assumption of the SARs or (ii) substitution for the SARs of new stock appreciation rights covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares subject thereto, all outstanding SARs that you hold shall automatically vest and be fully exercisable as of immediately prior to such Change of Control.

(d) Exercise of SARs. SARs to the extent that they have become exercisable, may be exercised, in whole or in part (but not for fractional SARs), by delivery pursuant to the Company’s SARs exercise program currently administered by Smith Barney Citigroup Global Markets, Inc. (or such successor arrangement established by the Company) of a written or electronic notice, complying with the applicable procedures established by the Committee or the Company, stating the number of SARs that are thereby exercised. The notice shall be signed by you or any other person then entitled to exercise the SARs. Upon exercise, the Company shall deliver to you or your legal representative the number of Shares (rounded down to the nearest whole Share) equal to (x) (A) the excess, if any, of the Fair Market Value per Share on the exercise date over the Exercise Price per Share of the SAR, multiplied by (B) the number of SARs being exercised pursuant to such notice, divided by (y) the Fair Market Value per Share on the exercise date. Notwithstanding the foregoing, except (1) as otherwise determined by the Committee, (2) as otherwise provided in your Employment Agreement or (3) as set forth in Section 3(a)(ii) or (iii) above, unexercised SARs expire (i) automatically on the date of your termination of employment for Cause or (ii) 90 days after your termination of employment for any reason other than Cause. Notwithstanding any provision of this Award Agreement to the contrary, all SARs will automatically expire on the tenth anniversary of this Award Agreement.

SECTION 4. Forfeiture of SARs. Unless the Committee determines otherwise, and except as otherwise provided in Section 3 of this Award Agreement or in your Employment Agreement, if any SARs awarded to you pursuant to this Award Agreement have not become exercisable prior to the date on which your employment with the Company and its Affiliates terminates, your rights with respect to such SARs shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. Voting Rights; Dividend Equivalents. Prior to the date on which you exercise a SAR, you shall not be entitled to exercise any voting rights with respect to such SAR or any Shares with respect thereto, and shall not be entitled to receive dividends or other distributions with respect thereto.

SECTION 6. Non-Transferability of SARs. Unless otherwise provided by the Committee in its discretion, SARs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a SAR in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends. (a) Withholding. The delivery of Shares pursuant to Section 3(d) is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan. In the event that there is withholding tax liability in connection with the exercise of a SAR, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares you would be entitled to receive pursuant to the exercise of the SARs, a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

(b) Consents. Your rights in respect of the SARs that are subject to this Award are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the District of Delaware or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	DreamWorks Animation SKG, Inc. 1000 Flower Street Glendale, CA 91201 Attention: General Counsel Telecopy :

If to you:	«First» «Last» «Street» «Unit» «City», «State» «Postal_Code»

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

SECTION 13. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 14(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the SARs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 14. Section 409A. (a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first business day after such six-month period.

(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 15. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

DREAMWORKS ANIMATION SKG, INC.,

by
Name:
Title:

«FIRST» «LAST»

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